Exhibit 99.1
N E W S R E L E A S E

MEDIA CONTACT
Amy Baker
VP, Corporate Communications and Marketing
MVB Bank
abaker@mvbbanking.com
(844) 682-2265

INVESTOR RELATIONS
Marcie Lipscomb
mlipscomb@mvbbanking.com
(844) 682-2265

MVB Financial Corp. Completes Execution of Strategic Minority Investment in Warp Speed Holdings LLC

(FAIRMONT, W.Va.) Oct. 3, 2022 – MVB Financial Corp. (Nasdaq: MVBF) (“MVB” or the “Company”), the parent holding company for MVB Bank (the “Bank”), has announced the completion of the previously announced transaction in which MVBF has acquired a 37.5% interest in Warp Speed Holdings LLC (“Warp”) for $48 million (the “Consideration”). The Consideration is comprised of $38.4 million cash and $9.6 million in MVB common stock, with the number of shares issued being based on the volume weighted average closing price for shares of MVB common stock for the 20 trading days ending the day prior to the closing date.

Raymond James & Associate, Inc. served as MVB’s financial advisor, and Squire Patton Boggs served as legal counsel to MVB.

About MVB Financial Corp.

MVB Financial Corp., the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the Bank’s subsidiaries, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. For more information about MVB, please visit http://ir.mvbbanking.com.

Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries, as well as statements regarding MVB’s future plans with regard to its Fintech line of business. When words such as “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; revaluation of equity investments, including MVB’s investments in Fintech companies; inability to further scale up the Fintech line of business; competition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.